EXHIBIT 11

Statement Recomputation of Per Share Earnings

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions except share data)	2004	2003	2004	2003
Numerator:
Net income — basic and diluted	$155	$84	$301	$141
Denominator:
Weighted-average shares outstanding	168,242,247	168,689,470	168,288,581	168,944,735
Effect of stock options	1,933,875	1,023,115	1,862,786	922,845

Adjusted weighted-average shares	170,176,122	169,712,585	170,151,367	169,867,580

Earnings per share:
Basic	$0.92	$0.50	$1.79	$0.84
Diluted	$0.91	$0.50	$1.77	$0.83

Anti-Dilutive Securities

Shares were not included in the computation of diluted earnings per share for the three- and six-month periods ended June 30, 2004 and 2003, since inclusion of these options would have anti-dilutive effects, as the options exercise prices exceeded the respective average market prices of the company’s shares.

	Three months ended June 30,		Six months ended June 30,
(In millions except share data)	2004	2003	2004	2003
Number of options	252,002	2,154,319	252,002	2,285,960
Exercise price range	$43.20	$35.53 to $43.20	$43.20	$34.88 to $43.20

Cincinnati Financial Corporation
Form 10-Q for the Quarter Ended June 30, 2004	37